Exhibit 99.2

VAXART ANNOUNCES IT ENTERED INTO AN AGREEMENT WITH EMERGENT BIOSOLUTIONS FOR DEVELOPMENT AND MANUFACTURING OF ORAL CORONAVIRUS (COVID-19) VACCINE CANDIDATE

Oral Vaccines based on Proprietary VAAST™ Platform Offer Potential Key Advantages

in Global Quest to Develop Coronavirus Vaccine

SOUTH SAN FRANCISCO, Calif., March 18, 2020 – Vaxart, Inc. (Nasdaq: VXRT), a clinical-stage biotechnology company developing oral recombinant vaccines administered by tablet rather than by injection, announced today that it has entered into an agreement with Emergent BioSolutions Inc. (NYSE: EBS), whereby Emergent will deploy its molecule-to-market contract development and manufacturing (CDMO) services to help develop and manufacture Vaxart’s experimental oral vaccine candidate for coronavirus disease (COVID-19). Vaxart’s oral recombinant vaccine candidate is based on its proprietary VAAST™ platform.

“I’m pleased that we are joining forces with an experienced manufacturer such as Emergent to help advance our oral COVID-19 vaccine to the clinic,” said Wouter Latour, MD, chief executive officer of Vaxart. “We believe an oral vaccine administered using a room temperature-stable tablet may offer enormous logistical advantages in the roll-out of a large vaccination campaign, and Emergent is a great partner to help in this endeavor.”

Under the terms of the agreement, development services will begin immediately, and upon Vaxart’s election, Emergent is expected to produce bulk cGMP vaccine allowing Vaxart to initiate a Phase 1 clinical study early in the second half of 2020. Emergent will provide development services out of its Gaithersburg, MD location and manufacture drug substance at its Bayview facility in Baltimore, MD, designated a Center for Innovation in Advanced Development and Manufacturing (CIADM) by the U.S. Department of Health and Human Services.

“Emergent is pleased to deploy our nimble CDMO expertise to support fellow innovators, like Vaxart, and advance an experimental COVID-19 vaccine candidate,” said Syed T. Husain, senior vice president and CDMO business unit head at Emergent BioSolutions. “We look forward to applying our broad molecule-to-market services, including our ability to work with a multitude of delivery systems, execute under expedited timelines, and meet Vaxart’s potential need for future scalability and large-scale capacity for commercial quantities.”

About Coronavirus

The 2019 Novel Coronavirus (COVID-19) is a virus (more specifically, a coronavirus) identified as the cause of an outbreak of respiratory illness first detected in Wuhan, China. Early on, many of the patients in the outbreak in Wuhan, China reportedly had some link to a large seafood and animal market, suggesting animal-to-person spread. However, a growing number of patients reportedly have not had exposure to animal markets, indicating person-to-person spread is occurring. At this time, it’s unclear how easily or sustainably this virus is spreading between people. The latest situation summary updates are available on CDC’s web page 2019 Novel Coronavirus, Wuhan, China.

About Vaxart

Vaxart is a clinical-stage biotechnology company focused on developing oral recombinant protein vaccines based on its proprietary oral vaccine platform. Vaxart’s vaccines are designed to generate broad and durable immune responses that protect against a wide range of infectious diseases and may also be useful for the treatment of chronic viral infections and cancer. Vaxart’s vaccines are administered using a convenient room temperature-stable tablet, rather than by injection. Vaxart believes that tablet vaccines are easier to distribute and administer than injectable vaccines and have the potential to significantly increase vaccination rates. Vaxart’s development programs include oral tablet vaccines that are designed to protect against norovirus, seasonal influenza and respiratory syncytial virus (RSV), as well as a therapeutic vaccine for human papillomavirus (HPV). For more information, please visit www.vaxart.com.

Note Regarding Forward-Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding our strategy, prospects, plans and objectives, results from preclinical and clinical trials, commercialization agreements and licenses, beliefs and expectations of management are forward-looking statements. These forward-looking statements may be accompanied by such words as “believe,” “could,” “potential,” “will” and other words and terms of similar meaning. Examples of such statements include, but are not limited to, statements relating to Vaxart’s expectations and plans with respect to its product development programs (including plans with respect to the proposed Coronavirus vaccine program); Vaxart’s ability to develop and commercialize its product candidates and expectations with respect to clinical results and trial data; and Vaxart’s expectations with respect to the important advantages it believes its oral vaccine platform can offer over injectable alternatives, particularly for mucosal pathogens such as norovirus, flu and RSV, as well as coronaviruses such as SARS, MERS and the virus that recently emerged in China. Vaxart may not actually achieve the plans, carry out the intentions or meet the expectations or projections disclosed in our forward-looking statements and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions, expectations and projections disclosed in the forward-looking statements. Various important factors could cause actual results or events to differ materially from the forward-looking statements that Vaxart makes, including Vaxart’s decision whether or not to proceed with the development program after the initial evaluation phase; the success of the planned development program; the timing of and ability to obtain and maintain regulatory approvals by the FDA or non-U.S. regulatory authorities for Vaxart’s product candidates; even if approved by the FDA or non-U.S. regulatory authorities, Vaxart’s product candidates may not achieve broad market acceptance; Vaxart may experience manufacturing issues and delays; and other risks described in the “Risk Factors” sections of Vaxart’s Quarterly and Annual Reports filed with the SEC. Vaxart does not assume any obligation to update any forward-looking statements, except as required by law.

CONTACT:

Brant Biehn

Vaxart

650 550 3500

bbiehn@vaxart.com